Exhibit 99.1

Note: Readers should refer to the audio replays, when available, on our website (www.smtc.com) for clarification and accuracy.

Acquisition of MC Assembly Conference Call Prepared Remarks

Operator

Good day, ladies and gentlemen, and welcome to the SMTC Acquisition of MC Assembly Conference Call. (Operator Instructions) As a reminder, this conference call will be recorded.

I would now like to introduce your host for today's conference, Mr. Blair McInnis, Vice President of Finance. You may begin.

Blair McInnis

Thank you. Before we begin the call, I'd like to remind everybody that the presentation will include statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The forward-looking statements on today’s call, include, without limitation, statements regarding the Company’s plans, including the Company's prospective financial information for SMTC as stand-alone entity for the fourth quarter of fiscal 2018. This prospective financial information has been prepared by, and is the responsibility of, the Company's management. The Company’s ability to execute its growth plans, including the outlook of the combined business, projections regarding the combined business, and strategic and financial benefits of the combined business, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company and its management believe that the quarterly forecasted revenue and Adjusted EBITDA have been prepared on a reasonable basis, reflecting the best estimates and judgments, and represent, to the best of management's knowledge and opinion, the Company's expected course of action. Actual results could differ materially from those projected in these statements as a result of a number of factors, including, but not limited to, adverse changes to the key markets we target; reliance on a small number of customers for a portion of our sales; risks arising from our international operations; competition that could cause us to lose sales; and the other factors set forth in the Company's annual and quarterly reports filed with the SEC. The Company is under no obligation to and expressly disclaims any such obligation to update or alter any of the forward-looking statements made in this release, the Company’s website, including material available in the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law. Because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

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The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company's control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company's annual report on Form 10-K, on form 10-Q, our press release announcing the acquisition of MC Assembly dated November 9th, 2018, and subsequent reports on Form 8-K and other filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this call. And except as required by law, we do not intend to update this information.

In addition, during the call we will reference the consolidated results for SMTC and MC Assembly for the 12-month period ended September 30, 2018 as well as Adjusted EBITDA. Please note that this Information has been extracted without material adjustment from the underlying schedules used in preparing SMTC’s and MC Assembly’s financial statements, excluding the impact, if any, of any purchase price accounting adjustments, for the twelve months ended September 30, 2018.

EBITDA is not an earnings measure recognized by GAAP and does not have a standardized meaning prescribed by GAAP; accordingly, EBITDA may not be comparable to similar measures presented by other companies. EBITDA should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, revenue, or other measures of financial performance prepared in accordance with GAAP. EBITDA is not a completely representative measure of either the historical performance or, necessarily, the future potential of the combined entities. These non-GAAP financial measures should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Additionally, the company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

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This conference call will also be available for audio replay in the Investor Relations section of SMTC's website at www.smtc.com.

I will now pass the call over to Eddie Smith, the company's President and Chief Executive Officer.

Edward J. Smith

Thank you, Blair. Welcome, and good morning. Ladies and gentlemen, I'm Eddie Smith, SMTC's President and Chief Executive Officer. One this call with me today is Steve Waszak SMTC's CFO

Last week we reported our Q3 results and I am pleased today to discuss our recent announcement, released Friday Nov 9th, to acquire MC Assembly. To aid you in understanding how the acquisition changes the profile and opportunities for SMTC we update our Investor Slide deck which is on our website.

The acquisition is both accretive and, more importantly, we believe transformative and puts SMTC on a path that significantly accelerates our growth and, further believe, will create significant value for our shareholders and offers strong benefits for customers of both companies.

➢	Steve will discuss the details of the financing package associated with the transaction to acquire MC Assembly, but before we jump into our announced acquisition, I wanted to reflect on my vision, and talk briefly about what’s occurred at STMC under the existing leadership team
•	It was important when I came on for us to stabilize the company and solidify things, before we went out and made an acquisition like the one we announced last week
•	When I came in, SMTC was experiencing some fairly meaningful challenges; revenue was contracting, the company was experiencing losses
•	My first order of business was to stabilize the business, rebuild trust with our customers on our ability to deliver quality products, on-time and with a Company possessing sound financials……to make sure their needs were going to be met going forward and ensure we had a strong business
•	It was also critical for me to build the right executive management team, which I believe we have done

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•	Over the last 18 months, as a team we’ve accomplished a lot; in 2017 when I first entered the picture, revenue was contracting; while in 2018 revenues were up more than 34.5% for the nine months ended September 30th as compared to the same period of 2017
•	Fortunately, the market has taken notice of what’s been accomplished and our stock has performed well on an absolute basis and relative to the overall market
•	We feel like we’ve positioned the business well and established a strong platform and team for even more growth; one way this can be accomplished is through acquisitions
•	This is an executive team with tremendous experience in executing and integrating acquisitions
•	We feel like we’ve found an incredible fit with the acquisition of MC Assembly

I’d now like to talk about the strategic merits of the MC Assembly acquisition, and tell you why I am so excited about this merger of equals:

•	Importantly, we achieve scale with respect to revenue, customers, cash flow and facilities
•	MC Assembly gets us further into highly complex, regulated end-markets, where the combined company will benefit from an expanded presence in, what we believe, to be highly attractive, growing and underpenetrated end-markets of Aerospace & Defense, Industrial, and Medical, all end-markets where we can achieve the right margin profile for our shareholders. The acquisition will also strengthen the combined company’s presence in the growing Industrial IoT market
•	Both companies share a customer-focus and dedication to operational excellence
•	No customer overlap; further diversification across customers. The combined customer list will be populated with a diversified breadth of industry-leading, top tier OEMs and Service providers across attractive end-markets
•	Complementary geographic footprint; six facilities in total, three in strategically-positioned areas of the US (close to critical customers; Silicon Valley; Northeast for medical customers), two sites now in Mexico which is growing in importance, and one in China. We believe this combined footprint is particularly important considering the Trade/Tariff environment which is driving meaningful growth to North American-oriented EMS providers
•	On the financial side, we believe this is a very compelling and accretive acquisition. We’ve acquired the business for a mid-6x multiple on trailing Adjusted EBITDA, which given MC Assembly’s financial profile and the strategic merits of the deal, is attractive pricing
•	We also believe we executed a successful financing package to support the acquisition and found strong lending partners in PNC, who was SMTC’s existing lender, and TCW Direct Lending

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•	While we are comfortable with the current leverage profile, we are – and will continue to be – laser focused on de-leveraging the balance sheet as we integrate MC Assembly and grow the combined business
•	Fortunately, the platform, facilities and associated equipment are all in place to handle significantly higher levels of business and revenue, so the cash flow that we’re generating will be available for debt repayment
•	We are comfortable with our free cash flow metrics and how that could translate to our ability to pay down our debt balance in the coming quarters
•	And finally, together both management teams are working collaboratively to implement over $6 million of identified annual cost reduction opportunities from purchasing and operational advantages and corporate and shared services redundancies that the combined company expects to implement during 2019 at a non-recurring cost of approximately $3 million

I could go on about these compelling reasons why this acquisition will change the trajectory of SMTC but given time constraints of today’s call and our desire to answer our stakeholders’ questions, I'll now hand the call over to Steve to briefly review transaction’s details, and then come back with some additional comments before opening the call for questions.

Steve.

Steve Waszak

Thank you, Eddie, and good morning, everyone. I appreciate everyone taking the time and having the interest to join us this morning. I’ll keep my comments brief:

o	We financed the acquisition and associated transaction costs from proceeds of a new debt financing package along with cash from SMTC’s balance sheet raised in the Rights Offering. PNC Bank provided SMTC with a new secured $45 million Asset Based Revolving Line facility from which $22 million was drawn at closing. Additionally, TCW Direct Lending LLC provided SMTC with a Senior Secured Loan Facility in the amount of $67 million, of which $62 million was drawn at closing, with $5 million available on a delayed draw basis to fund the potential earnout. At the transaction’s closing, SMTC repaid the $27 million outstanding on our existing bank indebtedness. Finally, we are assuming a $10mm facility capital lease as part of the transaction in the Melbourne Florida location

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Now I'd like to hand the call back to Eddie to provide some additional comments before we open for questions.

Edward J. Smith Thanks Steve

As I reported last week, we remain on track with our strategic goals, and are, in fact, exceeding our annual business plan. Following our announced 56%, same quarter, Q3 year-over-year revenue growth and 34.5% year-to-date increase in 2018 vs. 2017, the Company is updating its current expectations, as previously updated in our July 23rd press release, for the 4th quarter and full year in 2018; on a stand-alone basis before integrating MC Assembly.

SMTC as stand-alone entity, Revenue will range in the fourth quarter between $53 to $56 million, or up more than 37%-43% over Q4 2017, with Adjusted EBITDA of $2.4 -$2.6 million. For the year ending December 31, 2018, we are on track to generate between $188.3-$191.3 million in Revenues, or 35%-37% more than 2017, with Adjusted EBITDA between $7.3m-$7.5m in 2018 as compared to a ($1.5m) Adjusted EBITDA loss for 2017.

Steve.

Steven Waszak

We arrive at Adjusted EBITDA for Q4 2018 by adding back to our expected $700,000 of earnings, expenses of $895,000 of Depreciation, $505,000 of Interest, $179,000 of Income Taxes, $105,000 of Stock-based compensation and $85,000 of Restructuring charges. For the year-ending December 31, 2018, we arrive at Adjusted EBITDA by adding back to our expected $1,475,000 of earnings, expenses of $3.3m of Depreciation, $1.7m of Interest, $584,000 of Income Taxes, $383,000 of Stock-based compensation, $239,000 of Restructuring charges and $338,000 from unrealized foreign-exchange gains.

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Listeners should refer to the Non-GAAP-to-GAAP Reconciliation, when available, on our Investor Relations section of SMTC's website at www.smtc.com.

Eddie.

Eddie Smith

In closing, our acquisition of MC Assembly will, we believe, significantly enhance our capabilities and enable SMTC to even better serve our existing customers while positioning SMTC for an even faster and more profitable growth trajectory. And as I said at the outset of today’s call the acquisition is transformative and, most importantly, a combined company creates a more powerful, diversified EMS provider with enhanced scale with a strong North America manufacturing footprint to address new growth opportunities. For our stakeholders, the acquisition makes SMTC an even stronger company that delights our customers with superior service and rewards our stockholders with enhanced shareholder value.

With that, let's take questions from those on the call today.

Q&A

Eddie Smith

Thank you, operator.

I would like to remind you that we will be participating at two conferences this quarter the 9th Annual Craig-Hallum Alpha Select Conference in New York later this week and in December at the 11th Annual LD Micro Main Event Investment Conference in Los Angeles. Information about these events will be posted on the Investor Relations section of our website.

In closing, I want to thank our employees, leadership team, business partners, distributors and our investors for their support and, very importantly, want to welcome the AC Assembly team to SMTC, and of course, reporting our progress to our various stakeholders over the next several quarters. Thank you.

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Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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